                                                                     EXHIBIT 1.1

BIEGENZAHN WEINBERG
STEPHEN F. BIEGENZAHN (SBN 60584)
JOEL B. WEINBERG (SBN 101466)
21031 Ventura Boulevard, Suite 905
Woodland Hills, California 91364-2203
(818) 594-8822

Attorneys for Debtor in Possession


                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA



In re                              )         BK. NO. SV 97-13095 AG
                                   )
                                   )         In a Case Under Chapter 11 of
INTERSCIENCE COMPUTER              )         the Bankruptcy Code
CORPORATION, A CALIFORNIA          )
CORPORATION,                       )         DEBTOR'S FIRST AMENDED
                                   )         PLAN OF REORGANIZATION
                        Debtor.    )         (JANUARY 5, 1998)
                                   )
DEBTOR'S TAX I.D.                  )         Confirmation Hearing:
NO. 95-3880130                     )
                                   )         DATE:  April 1, 1998
                                   )         TIME:  9:00 a.m.
                                   )         CTRM:  302
                                   )                U.S. Bankruptcy Court
                                   )                San Fernando Valley
                                   )                 Division
                                   )                21041 Burbank
                                   )                 Boulevard
                                   )                Woodland Hills,
--------------------------------   )                 California 91367



               Pursuant to 11 U.S.C. Sections 1121(c), 1121(d), and 1129, INTERSCIENCE COMPUTER CORPORATION, a California corporation ("Debtor"), hereby proposes this Debtor's First Amended Plan of Reorganization (January 5, 1998):



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                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
ARTICLE I.              DEFINITIONS..........................................................  2

       A.      Defined Terms.................................................................. 2

       B.      Terms Defined in the Code.......................................................8

       C.      Rules of Interpretation, Computation of Time and
               Governing Law...................................................................8

               1.       Rules of Interpretation............................................... 8

               2.       Computation of Time................................................... 9

               3.       Governing Law......................................................... 9

ARTICLE II.             TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS........................... 10

       A.      Administrative Claims......................................................... 10

               1.       Payment of Administrative Claims..................................... 10

                        (a)     Administrative Claims In General..............................10

                        (b)     Statutory Fees............................................... 10

                        (c)     Ordinary Course Liabilities.................................. 10

                        (d)     Professional Fees And Expenses............................... 11

                        (e)     Bar Dates for Administrative Claims.......................... 11

       B.      Tax Claims.................................................................... 12

ARTICLE III.            CLASSIFICATION OF CLAIMS AND INTERESTS............................... 12

       A.      Claims and Interests.......................................................... 12

       B.      Limitation on Inclusion in a Class............................................ 12

       C.      Classes of Claims and Interests............................................... 13

               1.       Class 1 (Allowed Secured Claim of Sanwa Bank)........................ 13

               2.       Class 2 (Allowed Secured Claim of Horizon Bank)...................... 13

               3.       Class 3 (All Allowed Secured Claims Except Sanwa
                        and Horizon Bank) ..................................................  13

               4.       Class 4 (Administrative Convenience Claims) ........................  13

               5.       Class 5 (General Allowed Unsecured Claims) .........................  13



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
               6.       Class 6 (Interest Holders -- Old Preferred) ......................... 14

               7.       Class 7 (Interest Holders -- Old Common) ............................ 14

ARTICLE IV.             SPECIFICATION AND TREATMENT OF UNIMPAIRED
                        CLAIMS............................................................... 14

       A.      Priority Claims............................................................... 14

       B.      Allowed Tax Claims............................................................ 14

       C.      Allowed Class 4 Claims (All Allowed Secured Claims
               Except Sanwa Bank and Horizon Bank)........................................... 14

ARTICLE V.              SPECIFICATION AND TREATMENT OF IMPAIRED
                        CLASSES.............................................................. 15

       A.      Class 1 (Allowed Secured Claim of Sanwa Bank)................................. 15

       B.      Class 2 (Allowed Secured Claim of Horizon Bank)............................... 18

       C.      Class 4 (Administrative Convenience Claims)................................... 19

       D.      Class 5 (General Allowed Unsecured Claims) ................................... 19

       E.      Class 6 (Allowed Interest -- Old Preferred) .................................. 20

       F.      Class 7 (Interest Holders -- Old Common) ..................................... 20

       G.      No Fractional Shares.......................................................... 21

ARTICLE VI.             VOTING OF CLAIMS AND INTERESTS....................................... 21

       A.      Objections to Claims and Interests............................................ 21

       B.      Voting of Claims or Interests................................................. 21

ARTICLE VII.            MEANS FOR IMPLEMENTATION OF THE PLAN................................. 22

       A.      Continued Corporate Existence................................................. 22

       B.      Corporate Issues And Authorizations........................................... 22

               1.       Corporate Governance................................................. 22

                        a.      Certificate of Incorporation and Bylaws...................... 22

                        b.      Directors and Officers....................................... 23

                        c.      Corporate Actions and Authorizations......................... 23

                        d.      Cancellation of Claims and Rights to
                                Acquire Interests............................................ 25

       C.      Issuance of Securities of Reorganized Debtor.................................. 25



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
       D.      Assignability of Consideration Received....................................... 25

       E.      Prohibited Actions by Governmental Taxing
               Authorities................................................................... 26

ARTICLE VIII.           PROVISIONS COVERING DISTRIBUTIONS AND
                        OBJECTIONS TO CLAIMS AND INTERESTS................................... 26

       A.      Disbursing Agent.............................................................. 26

       B.      Funding for Payments to Allowed Administrative
               Claims........................................................................ 26

               1.       Funding for Allowed Administrative and Other
                        Claimants............................................................ 26

               2.       Distribution of Securities .......................................... 27

       C.      Disputed Claims and Interests................................................. 27

               1.       Objections to Claims and Interests................................... 27

               2.       Filing Deadline...................................................... 27

               3.       Payment or Distribution upon Resolution of
                        Disputed Claims or Interests......................................... 27

       D.      Funding for Priority, Administrative and Secured
               Claims........................................................................ 28

ARTICLE IX.             CONDITIONS PRECEDENT TO CONFIRMATION AND
                        CONSUMMATION OF THE PLAN............................................. 28

       A.      Revesting of Assets in Debtors................................................ 28

       B.      Litigation Rights............................................................. 28

ARTICLE X.     EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................... 29

       A.      Rejection of Executory Contracts and Unexpired
               Leases........................................................................ 29

       B.      Classification of Claims Arising from the Rejection
               of Executory Contracts and Unexpired Leases....................................29

ARTICLE XI.             MODIFICATION OF THE PLAN..............................................30

ARTICLE XII.            DISCHARGE.............................................................30

ARTICLE XIII.           RETENTION OF JURISDICTION.............................................30



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
ARTICLE XIV.            SECURITIES TO BE ISSUED PURSUANT TO THE PLAN..........................31

       A.  Status of Securities to be Issued Pursuant to the
           Plan...............................................................................31

ARTICLE XV.             CONFIRMATION REQUEST..................................................32



                                     - iv -
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                                   ARTICLE I.
                                   DEFINITIONS

       A. Defined Terms. As used herein, the following terms shall have the following meanings:

               1. "Administrative Claim" means a Claim entitled to priority pursuant to Section 507(a)(1) or Section 507(b) of the Code. Such Claims include, without limitation, a Claim for payment of an administrative expense of the kind specified in Section 503(b) of the Code, including, without limitation, the actual and necessary costs and expenses of preserving and operating the Debtor's Estate, compensation and reimbursement of expenses for legal and other services awarded under Sections 330(a) and/or 331 of the Code, and all fees and charges assessed against the Debtors' Estates pursuant to Chapter 123 of Title 23, United States Code.

               2. "Acquired Operations" means collectively LSE, defined infra, the Page Printing Division acquired from Miltope Business Products, Inc., certain operations relating to Xerox printer maintenance acquired from BancTec, Inc. and the assets acquired from Laser Printing Services, Inc.

               3. "Administrative Claimant" means the holder of an Allowed Administrative Claim.

               4. "Allowed Claim" means a Claim against the Debtor to the extent that:

                        a.      Proof of such Claim was:

                                (1)   Timely filed;

                                (2) Deemed filed pursuant to Section 1111(a) of the Code; or



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                                (3) Late filed with leave, and pursuant to Final
                                Order, of the Court; and

                        b. (1) No objection to such Claim is filed with the Court;

                                (2) The Court, pursuant to Final Order, allows such Claim; or

                                (3) The Plan allows such Claim.

               5. "Allowed Secured Claim" means a Secured Claim which is or has become an Allowed Claim.

               6. "Allowed Tax Claim" means a Tax Claim which is or has become an Allowed Claim, and does not include claims held by Tax Claimants assessed on the basis of taxable income of the Debtors earned or arising after the Petition Date.

               7. "Allowed Unsecured Claim" means any Allowed Claim which is not an Administrative Claim, a Secured Claim, a Tax Claim, a Priority Claim, or an Insider Claim.

               8. "Anacomp" means Anacomp an Indiana corporation which purchased certain assets of Debtor pursuant to Court order entered on December 1, 1997.

               9. "Anacomp Proceeds" means the Debtor's proceeds from the sale of certain of the Debtor's assets to Anacomp pursuant to Court order in the sum of approximately $1,032,000.00

               10. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Central District of California as now in effect or hereafter amended.

               11. "Bar Date" means July 9, 1997.

               12. "Business Day" means any day except Saturday,



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Sunday or any other day on which state or federal law authorizes commercial banks in Los Angeles, California, to close.

               13. "Case" means the Case of Interscience Computer Corporation assigned clerk's docket number SV 97-130095-AG which Case was commenced by the filing of a voluntary Chapter 11 petition by the Debtor in the Court, defined infra.

               14. "Chapter 11" means Chapter 11 of the Code.

               15. "Claim" means any right to payment from the Debtor that arose prior to Confirmation, whether or not such right or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or, any right or equitable remedies for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

               16. "Claimant" means the holder of any Allowed Claim.

               17. "Class" means a class of Claims or Interests described in this Plan.

               18. "Code" means Title 11 of the United States Code, Section 101, et seq., as amended.

               19. "Committee" means the Official Committee of Creditors Holding Unsecured Claims Against the Debtor which has been appointed in this Case by the Office of the United States Trustee, and any successor committee.

               20. "Confirmation" means the entry of the Order of Confirmation confirming the Plan pursuant to Section 1129 of the Code.



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               21. "Court" means the United States Bankruptcy Court for the
Central District of California, or such other Court, which either had or has jurisdiction over the Case.

               22. "Debtor" means Interscience Computer Corporation, a California corporation, the debtor in possession in the Case.

               23. "Disbursing Agent" means Debtor or such other party as the Court may designate.

               24. "Distribution Account" means the segregated commercial account maintained by the Disbursing Agent, as trustee for the benefit of the Debtor's Creditors for distributions to be made pursuant to the Plan, defined infra, at financial institution which appears on the list of depository institutions approved by the Office Of The United States Trustee for the Central District of California.

               25. "Disclosure Statement" means the Disclosure Statement approved by the Court as containing adequate information in conformity with
Section 1125 of the Bankruptcy Code.

               26. "Disputed Claim" means a Claim either: (a) scheduled by the Debtor as disputed, contingent or unliquidated in the Schedules on file with the Court, as may be amended or modified; or (b) as to which an objection has been filed and which objection either (i) has not been withdrawn or (ii) has not been determined by a Final Order.

               27. "Distribution Date" means the first Business Day following the Effective Date.

               28. "Effective Date" means that date which is eleven (11) days after the entry of the Order of Confirmation.

               29. "Estate" means the estate in the Case created



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pursuant to Section 541(a) of the Code.

               30. "Final Order" means an order, judgment, or other decree of the Court or any court of competent jurisdiction as to which: (a) the operation or effect has not been reversed, stayed, modified or amended; (b) any appeal that has been or may be taken has been resolved; or (c) the time for appeal, review or rehearing has expired.

               31. "Horizon Bank" means Horizon Bank of Virginia, a state member bank.

               32. "Interest" means: (a) the common or preferred stock of each of the Debtor; and (b) any right, warrant or option, however arising, to acquire the common stock or any other equity interest, or any rights therein, of the Debtor.

               33. "ICC-PLC" means Interscience PLC, a corporation organized and existing under the laws of the United Kingdom, which is a wholly owned subsidary of the Debtor.

               34. "ICC-Gmbh" means Interscience Gmbh, a corporation organized and existing under the laws of the Republic of Germany, which is a wholly owned subsidiary of ICC-PLC.

               35. "LSE" means Laser Support & Engineering, Inc., a California corporation, which is a wholly owned subsidiary of the Debtor.

               36. "LSE Plaintiffs" means collectively Dennis Casey, John Hively, John Greb and Barry Lynn who were the former shareholders of LSE and are the plaintiffs in an action pending in the Superior Court of California in the County of Orange assigned clerk's docket number 767230 and entitled Greb v. Interscience Computer Corporation, which has been consolidated with a cross



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action filed by the Debtor against the LSE Plaintiffs.

               37. "New Common" means the shares of Reorganized Debtor's common stock to be issued pursuant to the Plan.

               38. "Old Common" means the shares of Debtor's common stock which were issued and outstanding at the Petition Date.

               39. "Old Preferred" means the shares of the Debtor's preferred stock which were issued outstanding at the Petition Date.

               40. "Order of Confirmation" means the Order of the Court confirming the Plan pursuant to Section 1129 of the Code.

               41. "Petition Date" means March 6, 1997.

               42. "Plan" means this "Debtor's First Amended Plan of Reorganization (January 5, 1998)," as may be amended or modified, including any and all exhibits hereto.

               43. "Priority Claim" means a Claim entitled to priority under
Section 507(a) of the Code, other than an Administrative Claim or a Tax Claim.

               44. "Property Taxes" means all taxes, if any, with respect to the real property constituting encumbrances (within the meaning of California Civil Code Section 1114), which taxes are an Allowed Claim.

               45. "Pro Rata" means the ratio that the amount of a particular Allowed Claim or Interest bears to the total amount of Allowed Claims or Interests of the same Class.

               46. "Reorganized Debtor" means the Debtor after Confirmation.

               47. "Sanwa Bank" means Sanwa Bank California a banking institution qualified to do business under the laws of the



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State of California.

               48. "Schedules" means the Schedules of Assets and Liabilities filed by the Debtor with the Court, including any amendments thereto, as of the date of the Plan.

               49. "Secured Claim" means a claim which is secured by a properly perfected lien on, or security interest in, any property of the Debtor's Estates, only to the extent provided in Sections 506(a) and 506(b) of the Code.

               50. "Securities Act" means the Securities Act of 1933, as amended.

               51. "Tax Claim" means a claim entitled to priority pursuant to
Section 507(a)(7) of the Code.

               52. "Tax Claimant" means the holder of an Allowed Tax Claim.

               53. "Warrant" means a stock purchase warrant of Reorganized Debtor to be issued pursuant to the Plan, one (1) of which shall entitle the holder thereof to acquire one (1) share of New Common for $1.00, and which shall be exercisable for a period of two (2) years from the Effective Date.

       B. Terms Defined in the Code. A term used in the Plan, not otherwise defined here but used in the Code, shall have the definition assigned to such term in the Code.

       C. Rules of Interpretation, Computation of Time and Governing Law.

               1. Rules of Interpretation.

               For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b)



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

any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such agreement or document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan;
(e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) any reference in this Plan to the word "including" shall mean "including without limitation"; and (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of the Plan.

               2.  Computation of Time.

               In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

               3.  Governing Law.

               Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflict



                                      - 9 -
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of the laws of the State of California.

                                   ARTICLE II.

                   TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS

       A.      Administrative Claims.

               1.       Payment of Administrative Claims.

                        (a)   Administrative Claims in General.

                        Except as specified below, and subject to the bar date provisions set forth below, each holder of an Allowed Administrative Claim shall receive cash equal to the amount of such Allowed Administrative Claim (unless the holder of such Allowed Administrative Claim agrees to other treatment) on the latest of: (i) the Effective Date; (ii) 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order; or
(iii) such other time or times that are agreed to by the holder of the Allowed Administrative Claim and the Debtor.

                        (b)   Statutory Fees.

                        On or before the Effective Date, Administrative
Claims for fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Court at the hearing on Confirmation, shall be paid in cash equal to the amount of such Allowed Administrative Claim.

                        (c)      Ordinary Course Liabilities.

                        Administrative Claims based on liabilities incurred by the Debtor in the ordinary course of business shall be assumed and paid by the Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Administrative Claim.



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                        (d)   Professional Fees and Expenses.  The
administrative claims of professionals employed in the case will be paid in cash in the full amount of such Allowed Administrative Claim on the later of the following to occur: (i) entry of a Final Order approving such fees and costs; or
(ii) the Effective Date.

                        (e)   Bar Dates for Administrative Claims.

                        Except as set forth below, requests for payment of Administrative Claims must be filed and served on the Debtors no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Claims and that do not file and serve a request by the applicable bar date shall be forever barred from asserting such Claims against the Debtors or its property. Professionals employed pursuant to Section 327, et seq., of the Code or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Code for services rendered before the Effective Date shall file and serve on the Debtors an application for final allowance of compensation and reimbursement of expenses no later than 120 days after the Effective Date. The foregoing provisions shall not apply to professional fees and expenses incurred by Debtor subsequent to the Effective Date pursuant to the Plan.

                        (f) United States Trustee Quarterly Fees. The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to Section 1930(a)(6) of Title 28 of the United States Code. After Confirmation, the Reorganized Debtor shall file with the Court and serve on the Office of the United States Trustee a quarterly financial report regarding all income and



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disbursements, including all Plan payments, for each quarter (or portion thereof) the case remains open.

       B. Tax Claims. Unless the holder of an Allowed Tax Claim agrees to a different treatment of such Claim, each holder of an Allowed Tax Claim shall be paid the full amount of such Allowed Tax Claim in cash on the Effective Date, or, at the election of the Debtor, in equal quarterly installments over a period commencing at the end of the first calendar quarter after the Effective Date, and continuing at the end of each calendar quarter thereafter until the date that is six (6) years after the date of assessment, with interest at a fixed rate per annum equal to nine percent (9%) in the manner set forth in Section 1129(a)(9)(C) of the Code.

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

       A. Claims and Interests. Various Claims and Interests are defined and designated in Classes below. Claims of a kind specified in Sections 507(a)(1), 507(a)(8) or 507(b) of the Code (i.e., Administrative Claims and Tax Claims) have not been classified and are excluded from the following Classes in accordance with Section 1123(a)(1) of the Code. The Plan is intended to provide for the treatment of all Claims against the Debtor and to deal with all property of the Debtor and its Estate of whatever character. Only holders of Allowed Claims and Interests are eligible for distribution under the Plan.

       B. Limitation on Inclusion in a Class. The Plan classifies a Claim in a particular Class only to the extent that the Claim falls within the description of that Class, and shall be deemed



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classified under a different Class to the extent that any remainder of the Claim qualifies within the description of such different Class.

       C. Classes of Claims and Interests. Claims and Interests are classified as follows:

               1. Class 1 (Allowed Secured Claim of Sanwa Bank). Class 1 consists of the Allowed Secured Claim of Sanwa Bank against the Debtor.

               2. Class 2 (Allowed Secured Claim of Horizon Bank). Class 2 consists of the Allowed Secured Claim of Horizon Bank against the Debtor.

               3. Class 3 (All Allowed Secured Claims, Except Sanwa Bank And Horizon Bank). Class 3 consists of all Allowed Secured Claims, if any, against the Debtor, excluding the Allowed Secured Claims of Sanwa Bank and Horizon Bank. Each holder of an Allowed Secured Claim in Class 3 shall be deemed to be a separate sub- class of Class 3, and the holder of such Allowed Secured Claim in each such sub-class shall have a separate vote which shall not be counted with any other sub-class for purposes of establishing satisfaction of Section 1129(a)(8) of the Code.

               4. Class 4 (Administrative Convenience Claims). The Allowed Unsecured Claims of Creditors holding claims of $500.00 or less against Debtor, and Creditors who assert claims in excess of $500.00 and agree to accept the sum of $500.00 in full satisfaction of the Holder's Claim.

               5. Class 5 (General Allowed Unsecured Claims). Class 5 consists of all Allowed Unsecured Claims against the Debtors other than: (a) unclassified Claims referred to in Article II of



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the Plan; and (b) Claims included within any other Class designated in the Plan.

               6. Class 6 (Interest Holders -- Old Preferred). Class 6 consists of the Old Preferred Interests in Debtor.

               7. Class 7 (Interest Holders -- Old Common). Class 7 consists of the Old Common Interests in Debtor.

                                   ARTICLE IV.

                SPECIFICATION AND TREATMENT OF UNIMPAIRED CLAIMS

       A. Priority Claims. Priority Claims are not impaired. Unless the holder of such Claim agrees to a different treatment, each holder of an Allowed Priority Claim shall be paid cash equal to the amount of such Allowed Priority Claim on the later of: (a) the Effective Date, or as soon thereafter as practicable; or (b) the date on which, by Final Order, such creditor holds an Allowed Priority Claim.

       B. Allowed Tax Claims. The holders of Allowed Tax Claims shall be paid in conformity with Paragraph B of Article II of the Plan.

       C. Allowed Class 3 Claims (All Allowed Secured Claims Except Sanwa Bank And Horizon Bank). Class 3 is not impaired. Except to the extent that the holder of a Class 3 Claim agrees to a different treatment, each holder of an Allowed Class 3 Claim shall receive, at the sole election of the Debtors made no later than the Effective Date, one of the following treatments: (a) the Allowed Secured Claim shall be cured and reinstated pursuant to Section 1124(2) of the Code, and the Reorganized Debtor shall fund all amounts, and take all actions otherwise necessary, to reinstate such Allowed Secured Claim (and the Allowed Secured

Claim, as reinstated, shall thereafter be the exclusive responsibility of the Reorganized Debtors); or (ii) the legal, equitable and contractual rights to which the holder of such Allowed Secured Claim is entitled shall remain unaltered.

                                   ARTICLE V.

                 SPECIFICATION AND TREATMENT OF IMPAIRED CLASSES

       A. Class 1 (Allowed Secured Claim of Sanwa Bank). The Class 1 Allowed Secured Claim is impaired. The Holder of Allowed Class 1 Claim shall receive the following, in full satisfaction of its Allowed Secured Claim in the principal amount of approximately $2,250,000:

                (I) From the Anacomp Proceeds, $1,000,000 in cash on or before the Effective Date which $1,000,000 shall be applied to reduce the principal owing on account of the Class 1 Secured Claim;

                (II) The remaining balance (which includes all principal, interest and Sanwa Bank's attorneys' fees -- less cash collateral payments made during the Case and the paydown referred to above) in the amount of approximately $1,250,000 (the "New Sanwa Balance") shall accrue interest at the rate of Sanwa Bank's reference rate, plus three percent (3%) per annum. Principal and interest shall be paid in monthly installments amortized and paid in full within three (3) years of the Effective Date. For purposes of clarification, monthly payments shall be calculated by dividing the New Sanwa Balance by thirty six (36) and adding interest monthly to determine the monthly payments due.

               (III) Sanwa Bank shall (a) retain its security interests in all pre-petition collateral, in which it was validly perfected as of the Petition Date, including without limitation, all of the Debtor's accounts receivable, all inventory within the State of California in which Sanwa Bank had a validly perfected security interest as of the Petition Date; and all other pre- petition collateral in which Sanwa Bank held a valid perfected security interest as of the Petition Date; and (b) be granted a security interest in the "earn out" payment to be paid by Anacomp in connection with the sale of the Debtor's Xerox maintenance business in the 13th month following closing and all patents and a replacement security interest in all accounts receivable; and (c) have a security interest in all proceeds of the foregoing wherever located now and hereafter acquired.

               (IV) Reorganized Debtor shall maintain an accounts receivable coverage ratio as to $750,000.00 of the New Sanwa Balance of no less than one to one (1:1), as determined on a monthly basis. For purposes of determining the accounts receivable coverage ratio, all booked accounts receivable of Debtor and/or Reorganized Debtor shall be eligible except accounts receivable which are more than one hundred twenty (120) days old. On a monthly basis commencing on the Effective Date, Reorganized Debtor shall be required to reduce (in addition to regular monthly payments of principal and interest referred to above) the principal balance of the New Sanwa Balance on a dollar for dollar basis to the extent the one to one (1:1) collateral coverage ratio falls out of formula as to $750,000.00 of the New Sanwa Balance. Reorganized Debtor shall provide Sanwa Bank with a weekly sales and collection journal (including a borrowing base certificate) in a form and substance acceptable to Sanwa Bank which includes, among other things, a statement by an officer of Reorganized Debtor attesting to Reorganized Debtor's booked accounts receivable, sales, inventory, the remaining amount of the New Sanwa Balance.

               (V) Commencing on the Effective Date until the New Sanwa Balance has been reduced to $750,000, or less (which $750,000 or less, shall be secured by the one to one accounts receivable ratio referred to above); Debtor shall pay the proceeds, net of all costs, from the sale of inventory, equipment and other collateral in which Sanwa Bank had a valid perfected security interest as of the Petition Date to reduce the New Sanwa Balance;(1)

               (VI) The "earn out" payment to be made by Anacomp in the thirteenth (13th) month following the close of the sale to Anacomp shall be paid to Sanwa Bank to reduce dollar for dollar the New Sanwa Balance;

               (VII) Reorganized Debtor shall provide Sanwa Bank with monthly financial statements, including but not limited to, a balance sheet and income statement, calculated on an accrual basis, within thirty (30) days of month end commencing on the last day of the first month following the Effective Date;

               (VIII) Sanwa Bank, in its sole discretion, shall be permitted to conduct collateral audits and/or audits of the Reorganized Debtor's books and records on a quarterly basis at Reorganized Debtor's expense up to the first $2,000.00 per audit;



--------
(1) This does not include any assets, including without limitation machinery and inventory and proceeds thereof which were located outside of the State of California as of the Petition Date. Such assets are free and clear of any claim of Sanwa Bank.

               (IX) Debtor and Sanwa Bank hereby release each other, effective on the Effective Date, from all claims and causes of action which either party and their respective, officers, shareholders, creditors, agents, professionals and directors may have against the other party relating to Sanwa Bank's loans and other financial accommodations to Debtor and the administration thereof; provided, however, that all obligations under this Plan and all other obligations which Sanwa Bank may have to the Debtor as to the Debtor's deposit accounts and the like are excluded from this release;

               (X) Debtor shall maintain deposit accounts at Sanwa Bank so long as the New Sanwa Balance or any portion thereof remains due and owing; and

               (XI) Debtor, Committee and Sanwa Bank shall execute such documents as are necessary to accomplish and implement the foregoing terms and conditions.

       B. Class 2 (Allowed Secured Claim of Horizon Bank). The Class 2 Allowed Secured Claim of Horizon Bank is impaired. The Holder of Allowed Class 2 Claim shall have an Allowed Secured Claim in the principal amount of approximately $75,000.00 (the "New Horizon Balance").

               The Class 2 Claimant shall receive the following in full satisfaction of its Class 2 claims:

               (I) A promissory note in the principal amount of the New Horizon Balance amortized over thirty six (36) months with monthly payments of $3,000 commencing on the first day of the first month following the Effective Date with the balance due and payable on the first day of the 25th month following the Effective

Date. Interest shall be at the existing rate under the notes and loan documentation evidencing the Class 2 Claim. The Reorganized Debtor may pre-pay the New Horizon Balance, in whole or in part, without penalty.

               (II) The Class 2 Claimant shall retain its security interest in all pre-petition collateral and all proceeds of the same. Nothing in this Plan is intended as nor shall it be construed as a waiver or exoneration of any guarantee of Class 2 Claims and any guarantee shall survive and remain enforceable post-Confirmation.

       C. Class 4 (Administrative Convenience Class). The Allowed Class 4 Claims are impaired. In full satisfaction of their respective Allowed Unsecured Claims, Holders of Class 4 Claims shall receive cash, on the Effective Date, in an amount equal to the lesser of: (i) the Allowed Amount of the Holder's Allowed Unsecured Claim; or (ii) $500.00.

       D. Class 5 (General Allowed Unsecured Claims). The Allowed Class 5 Claims are impaired. In full satisfaction of their respective Allowed Unsecured Claims, each Holders of and Allowed Class 5 Claim shall receive:

               1. Immediately following the Effective Date, a cash payment in an amount equal to Twenty Five Percent (25%) of the holder's Allowed Class 5 Claim;

               2. From the post-Confirmation sale of the Debtor's inventory of spare parts which as of the Petition Date were physically located outside of the State of California the Holders of Allowed Class 5 Claims shall receive Two-Thirds (2/3) of the proceeds from the sale of that inventory (net of the costs of sale and preservation of that inventory) up to the first Million Dollars received. The Reorganized Debtor will receive the remaining One-Third (1/3). After the first One Million Dollars in proceeds of sale of the foregoing inventory is received then Holders of Allowed Class 5 Claims shall receive One-Third (1/3) of the proceeds from the sale of that inventory (net of the costs of sale and preservation of that inventory) and the Reorganized Debtor shall receive the remaining Two-Thirds(2/3) up to the second $1,000,000.00 received from the sale of that inventory. On any amounts received for the sale of the foregoing inventory over $2,000,000.00 the holders of Class 5 Claims and the Reorganized Debtor shall divide the amounts received on a fifty-fifty basis (net of the costs of sale and preservation of that inventory) until that inventory has been exhausted; and

               3. Immediately following the Effective Date, one share of New Common for each Five Dollars ($5.00) in Allowed Claim amount.

       E. Class 6 (Allowed Interests -- Old Preferred). Class 6 Allowed Interests are impaired. Holders of Class 6 Interests shall surrender their Old Preferred certificates and shall receive the following in full satisfaction of all Claims, Debts, management fees, preferred dividends and Interests:

               1.       1,750,000 shares of New Common; and

               2.       500,000 Warrants.

       F. Class 7 (Interest Holders -- Old Common). Class 7 is impaired. The holder of Class 7 Interests in Debtor shall retain their Interests in Debtor subject to dilution as provided in this Plan.

       G. No Fractional Shares. No fractional shares shall be issued. All fractional shares will be rounded down to the nearest whole share.

                                   ARTICLE VI.

                         VOTING OF CLAIMS AND INTERESTS

       A. Objections to Claims and Interests. All objections to Claims and Interests must be filed as follows:(i) for Claims and Interests filed before the date of Confirmation, on or before 180 days after the Effective Date; and (ii) for Claims or Interests filed subsequent to the date of Confirmation, on or before 180 days after the filing of such Claim or Interest; provided, however, that the Court may extend the deadlines set forth above.

       B. Voting of Claims or Interests. The amount of a Claim that will be used to determine votes for or against the Plan will be either: (i) the Claim amount listed in the Schedules; or (ii) the liquidated amount specified in a proof of Claim timely filed with the Court that is not subject to an objection. If the holder of a Claim submits a ballot, but such holder has not timely filed a proof of Claim and such holder's Claim is listed on the Schedules as contingent, unliquidated or disputed, or such holder's Claim is the subject of an objection, the ballot will not be counted in accordance with Rule 3018 of the Federal Rules of Bankruptcy Procedure, unless the Court temporarily allows the Claim for the purpose of voting to accept or reject the Plan in accordance with Rule 3018 of the Federal Rules of Bankruptcy Procedure.

                                  ARTICLE VII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

       A.      Continued Corporate Existence.

               Subject to the transactions and events described below, the Reorganized Debtor shall continue to exist after the Effective Date as a corporate entity, with all of the powers of a corporation under applicable law and without prejudice to alter or terminate such existence (by merger or otherwise) under applicable law. Except as otherwise provided in the Plan, on the Effective Date, all property of the Debtor's Estate shall vest in the Reorganized Debtor, free and clear of all claims, security interests, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any Claim without supervision or approval of the Court, other than those restrictions expressly imposed by the Plan, Order of Confirmation, and Bankruptcy Rules with respect to reporting requirements for periods following Confirmation prior to the entry of a final decree. On and after the Effective Date, the Reorganized Debtor shall be vested with the right to dispute any Claim or Interest, to resolve or compromise any Disputed Claim or Disputed Interest and to enforce any provision of the Plan.

       B.      Corporate Issues and Authorizations.

               1.       Corporate Governance.

                        a.      Certificate of Incorporation and Bylaws.

                        On the Effective Date, the certificate of incorporation and bylaws of the Debtor shall be deemed amended and restated to give effect to the Plan. The certificate of incorporation and bylaws of the Debtor shall, among other things, prohibit the issuance of non-voting equity securities to the extent required by Section 1123(a) of the Code. On and after the Effective Date, Reorganized Debtor may amend and restate its certificate of incorporation or bylaws as permitted by applicable general corporate law including, without limitation, the general corporations law for the State of California.

                        b.      Directors and Officers.

                        The initial members of the boards of directors of the Reorganized Debtor shall be the individuals identified in the Disclosure Statement. The initial officers of the Reorganized Debtor, and their respective positions, shall be as described in the Disclosure Statement.

                        c.      Corporate Actions and Authorizations.

                        The Confirmation, the initial election of directors and officers for the Reorganized Debtor, the distribution of cash, and the other matters provided for in the Plan involving corporate action by the Debtor shall be deemed to have occurred and be effective as provided in the Plan and shall be authorized and approved in all respects without any requirement of further action by or approval of the shareholders or directors of the Debtor. In addition to the foregoing, upon Confirmation of the Plan, the board of directors of Reorganized Debtor shall be authorized, without shareholder approval, to amend the Articles of Incorporation and/or the Bylaws of Reorganized Debtor as specified below, and to take such corporate actions and/or enter into such other transactions as specified below, with the terms and conditions to be determined by the Board of Directors:

               (i) Increase the number of authorized shares of common stock of Reorganized Debtor up to 100,000,000 shares.

               (ii) Establish an employee stock option and/or stock bonus plan.

               (iii) Issue shares, warrants and/or other securities to carry out a merger, acquisition, spin off, change in control, sale of assets, joint venture or any other transaction contemplated in the Plan or Disclosure Statement without solicitation of, notice to or consent of shareholders.

               (iv) Amend Reorganized Debtor's Articles of Incorporation and/or Bylaws to provide the maximum indemnification or other protection to Reorganized Debtor's officers and directors that is allowed under applicable state law.

               (v) Without shareholder approval, take any and all actions necessary or appropriate to effectuate any amendments to its certificate or articles of incorporation and/or bylaws called for under the Plan and the board of directors and officers of Reorganized Debtor shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish the same.

               (vi) Enter into a severance agreement with Frank LaChapelle which shall include among its terms the following: (a) loans to Frank LaChappelle in the amount of $30,000.00 shall be released and waived; (b) Reorganized Debtor shall pay Cobra payments for Mr. LaChapelle for a period of one year commencing with the Effective Date and terminating on the first anniversary of the Effective Date in an amount not to exceed $6,000 in aggregate; (c) ICC-PLC shall employ Mr. LaChapelle as a consultant for a period of one year from the Effective Date, commencing on the Effective Date and terminating on the first one year anniversary of the Effective Date.

               d.       Cancellation of Claims and Rights to Acquire Interests.

                        Upon Confirmation of the Plan, except for the shares of Old Common issued and outstanding as of the Petition Date, all outstanding instruments and securities representing Claims or any rights to acquire Interests in the Debtors shall be deemed canceled and of no further force and effect, without any further action on the part of the Court or any person. The holders of such cancelled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to the Plan.

       C.      Issuance of Securities of Reorganized Debtor.

               On the Effective Date or as soon as practicable thereafter, Reorganized Debtor is hereby authorized to and shall issue the securities to be distributed as provided for in the Plan.

       D.      Assignability of Consideration Received.

               Any person or entity, including any private or publicly held corporation, entitled to receive consideration or securities of the Reorganized Debtors may designate one or more nominees or designees to receive the consideration or securities to be issued pursuant to the Plan, and that person or entity, including any private or publicly held corporation, may distribute the securities to any person or entity it so nominates or designates, including to any public or private shareholder or Interest holder, so nominated or designated.

       E.      Prohibited Actions by Governmental Taxing Authorities.

               Any governmental taxing authority shall be prohibited from charging any transfer, sales, or any other type of fee or tax pursuant to a corporate action related to consummation of the Plan.

                                  ARTICLE VIII.

                        PROVISIONS COVERING DISTRIBUTIONS
                     AND OBJECTIONS TO CLAIMS AND INTERESTS

       A.      Disbursing Agent.

               The Disbursing Agent and shall make all distributions from the Distribution Account contemplated by the Plan with respect to all Allowed Classes of Claims and Interests.

       B.      Funding for Payments to Allowed Administrative and Other Claims.

               1. Funding for Allowed Administrative and Other Claimants. In order to fund required payments to the holders of Allowed Administrative Claims and the Holders of any other Claims provided for in the Plan, the Debtor shall deposit, have deposited or procured irrevocable commitments to pay a sum sufficient to satisfy all such Allowed Administrative Claims, all other Claims (provided for in the Plan) and all other Plan obligations. On or before ten days prior to any distribution contemplated under this Plan the Debtor shall cause to be deposited into the Distribution Account funds sufficient to make each such distribution. As soon as practicable following the Effective Date, the Disbursing Agent will disburse to the holders of Allowed Claims, whether administrative, priority, classified or unclassified, all sums required to be paid to the holders of such Claims under the Plan.

               2. Distribution Of Securities.

               Reorganized Debtor, either directly or through its stock transfer agent, shall distribute the securities authorized under the Plan.

       C.      Disputed Claims and Interests.

               1. Objections to Claims and Interests. Unless the Court orders otherwise, as of the date of Confirmation, the Reorganized Debtor shall have the right and standing to: (a) object to or contest the allowance of any alleged Claim, whether or not such Claim is listed in the Schedules as disputed, contingent or unliquidated; and (b) compromise and settle its objections to Disputed Claims or Interests. The Reorganized Debtors may litigate to final judgment, settle or withdraw objections to Disputed Claims or Interests. The Reorganized Debtor shall pay any expenses and fees that they incur in connection with such actions.

               2. Filing Deadline. All objections to Claims and Interests must be filed as follows: (i) for Claims and Interests filed before the date of Confirmation, on or before 180 days after the Effective Date; and (ii) for Claims or Interests filed subsequent to the date of Confirmation, on or before 180 days after the filing of such Claim or Interest; provided, however, that the Court may extend the deadlines set forth above.

               3. Payment or Distribution upon Resolution of Disputed Claims or Interests. With respect to any Claim or Interest as to which the Debtor has filed an objection,

Debtor shall make no payments or distributions with respect to the holder of a disputed Claim or Interest until the Court resolves any and all objections to Disputed Claims or Interests pursuant to a Final Order or unless the Debtor and the Claimant or Interest holder reach a settlement.

       D.      Funding for Priority, Administrative Secured and Unsecured
               Claims.

               On the later of: (i) the Effective Date; or (ii) the date upon which a Claim becomes an Allowed Claim, Debtor shall fund the aggregate amount needed under the Plan to pay the following: (1) Allowed Administrative Claims; (2) Allowed Tax Claims; (3) the amounts, if any, required to cure or pay in full any Allowed Secured Claims; (4) the amounts required to be paid to Holders of Allowed Unsecured Claims in accordance with the Plan.

                                   ARTICLE IX.

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

       A.      Revesting of Assets in Debtors.

               Pursuant to Sections 553 and 1141 of the Bankruptcy
Code, all assets of the Estate shall vest in the Reorganized Debtor free of liens and Claims except as provided in the Plan.

       B.      Litigation Rights.

               Pursuant to Section 1123(b)(3) of the Code, and except as otherwise provided in the Plan, each and every claim, demand or cause of action which the Debtor had, or had the power to assert, immediately prior to Confirmation, including but not limited to avoidance actions pursuant to Section 544 through 553, inclusive, of the Code, shall vest in the Reorganized Debtor free and clear of all liens, claims and interests of Claimants other than as provided in the Plan. The Reorganized Debtor may commence adversary proceedings or take other action against persons or entities in order to assert those claims, demands or causes of action, including without limitation those claims referred to in the Disclosure Statement. The Reorganized Debtors may prosecute or, when appropriate, settle and compromise such causes of action or claims for relief, and all net recoveries shall become the property of the Reorganized Debtor.

                                   ARTICLE X.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

       A.      Rejection of Executory Contracts and Unexpired Leases.

               Pursuant to Section 365 of the Code, and except as provided by operation of law or by order of this Court, the Debtor hereby rejects all executory contracts and unexpired leases which existed on the Petition Date except those, if any, previously assumed by Debtor pursuant to Final Order; provided that as to any unexpired lease or executory contract as to which there is a motion for assumption under section 365(a) of the Code which is pending as of the Confirmation Date, this provision shall be suspended and shall be subject to Court Order.

       B. Classification of Claims Arising from the Rejection of Executory Contracts and Unexpired Leases.

               Any Claim arising from the rejection of an executory contract or unexpired lease shall be deemed a Class 5 Unsecured Claim. The holder of a Claim arising from the rejection of an executory contract or unexpired lease must file with the Court and serve on the Disbursing Agent, not later than 20 days after the

Order of Confirmation, a Proof of Claim for any damages resulting from the rejection of such executory contract or unexpired lease, or such holder is forever barred from asserting any Claim or participating as a Claimant under the Plan by reason of the rejection.

                                   ARTICLE XI.

                            MODIFICATION OF THE PLAN

               Pursuant to the provisions of Section 1127 of the Code, the Debtor and the Reorganized Debtor reserve the right to modify or alter the provisions of the Plan at any time prior or subsequent to the Order of Confirmation.

                                  ARTICLE XII.

                                    DISCHARGE

               The Order of Confirmation constitutes the discharge of any and all liabilities of the Debtor, except as provided in the Plan and under the Code.

                                  ARTICLE XIII.

                            RETENTION OF JURISDICTION

               Notwithstanding the Order of Confirmation, the Court shall retain jurisdiction for all purposes provided by the Code, including, without limitation:

       A. The determination of the allowability and amount of Claims under the Plan, including, without limitation, Claims arising under Section 1124(2) of the Code;

       B. The determination or request for payment of Claims entitled to priority under Section 507(a)(1) of the Code, including compensation of the parties entitled thereto;

       C. The resolution of any disputes regarding the interpretation of the Plan;

       D. Implementation of the Plan and entry of orders in furtherance of consummation of the Plan, including, without limitation, appropriate orders to protect the assets of the Estate, the Disbursing Agent, and/or the Reorganized Debtor from creditor actions which the Plan and Order of Confirmation disallow or affect;

       E. The adjudication of any cause of action or claim for relief, including avoidance power actions which the Debtor or the Reorganized Debtor have brought or might bring;

       F. The modification of the Plan pursuant to Section 1127 of the Code; and

       G. The entry of a final decree terminating the Cases.

                                  ARTICLE XIV.

                             SECURITIES TO BE ISSUED
                              PURSUANT TO THE PLAN

       A.      Status of Securities to be Issued Pursuant to the Plan.

               Except with respect to an entity that is an underwriter as defined in subsection (b) of Section 1145 of the Code, Section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in a security, shall not apply to the offer, issuance and sale of New Common.

/ / /

/ / /

/ / /

                                   ARTICLE XV.

                              CONFIRMATION REQUEST

               If necessary, the Debtor, as proponent of the Plan, request Confirmation pursuant to Section 1129(b) of the Code.

Dated:  January 5, 1998                   INTERSCIENCE COMPUTER CORPORATION,
                                            a California corporation



                                          By:            /S/
                                             -----------------------------------
                                                 WALTER KORNBLUH, President


Presented by:

BIEGENZAHN WEINBERG



By:             /S/
    ----------------------------------
    JOEL B. WEINBERG
    Attorneys for Debtor in Possession